EXHIBIT 2.14

                  [UNOFFICIAL TRANSLATION FROM ORIGINAL HEBREW]

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ISRAEL DISCOUNT BANK LTD.            Loan account no. 841-01-202251
Main, Foreign Currency Branch        Isr./For.  currency  proceeds  current  account no. 968-892036
hereinafter: "the Bank")             [_]  Proceeds   account   no.   (principal+interest) 940-01-202251
                                     [_]  Proceeds account no. (principal) 940-01-202251
Date: 25.12.04                       [_]  Proceeds account no. (interest)_____/___________
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                                          Code + target product  /___/____/____/


                                       803
                 APPLICATION TO RECEIVE A FOREIGN CURRENCY LOAN

I/we the undersigned:

1.   Name Tefron Ltd. I.D./Passport no. 5520043402
     Address BRANCH POB 028

2.   Name ____________________________________ I.D./Passport no. ______________
     Address ______________________________________

3.   Name ____________________________________ I.D./Passport no. ______________
     Address ______________________________________


Hereby apply to the Bank to grant us a loan in the sum of 2,910,000
(IN WORDS TWO MILLION, NINE HUNDRED AND TEN THOUSAND) currency U.S. DOLLARS (hereinafter: "the Loan") on the following conditions:

1.   PURPOSE OF THE LOAN (complete as appropriate).

[_]  The requested Loan has been designated for -
     _____________________________________________________________________
     _____________________________________________________________________
     _____________________________________________________________________

     The requested Loan has not been designated nor will it be used by us and/or by any person on our behalf for the purpose of purchasing any rights in an apartment in which we /and/or our adult children and/or our parents intend to live.

     - OR -

[_] The Loan is designated for the purchase of rights / in leasing an apartment in which we and/or our adult children and/or our parents intend to live, or for the construction, extension or refurbishing of such an apartment (see the schedule attached hereto).

2.   GRANT OF THE LOAN

     a. Please open a special loan account in our name (the number of which will appear at the beginning of this form and be hereinafter called:
          "THE LOAN ACCOUNT") which will be operated according to the conditions contained herein.

     b. Please credit the current account specified at the beginning of this form (hereinafter: "THE CURRENT ACCOUNT") with the proceeds of the Loan and debit the Loan Account with the proceeds of the Loan against such crediting of the Current Account.

          The crediting of the Current Account with the proceeds of the Loan will be deemed to constitute the receipt of the Loan by us on such dates of crediting, and will be hereinafter called: "THE DATE OF RECEIPT OF THE LOAN".

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     c.   The conditions of operating the Current Account signed by us constitute an integral part hereof.

          In respect of crediting the Account with the loan proceeds, a "transaction entry" commission will be charged, as fixed from time to time in the Bank's list of charges displayed in the Bank's branches.

          The commission for entering the transaction in the Account at the Bank's current rates is NIS ________.

                SIGNATURE OF THE CUSTOMER (INITIALS) (INITIALLED)

3.   INSTRUCTIONS REGARDING CONVERSION

     If the Current Account is maintained in Israeli currency, please convert the full amount of the Loan into new shekels, according to the purchase rate ("for transfers and cheques") of the currency of the Loan, as customary in the Bank on the conversion date, plus such commissions and levies as will be customary for the time being.

4.   CONDITIONS OF THE LOAN

     a.   TERM AND REPAYMENT OF THE LOAN

          The Loan will be for a term of 96 months commencing the 31ST day of DECEMBER, 2004 and expiring on the 31ST day of DECEMBER, 2012 and be repaid by us in installments in the amounts and on the dates set out below as marked with an X save that it is hereby expressly stated that in the event the date of payment falls on a day which is not a business day in the Bank (as determined by the Bank in this regard) such payment date will be deferred until the banking business day next following.

                SIGNATURE OF THE CUSTOMER (INITIALS) (INITIALLED)

     b.   REPAYMENT OF THE LOAN

          1) [_] PAYMENT BY SEPARATING THE PRINCIPAL FROM THE INTEREST ON THE LOAN*:

               a) THE PRINCIPAL OF THE LOAN WILL BE REPAID by us as detailed below and marked with an X:

                    [_]  by a single payment on the ____ day of _______________

                    - OR -

                    [X] in a total of 32 consecutive installments which will be paid every 3 months on the 31 day of each Gregorian calendar month in which the payment of the principal of the Loan mentioned will occur commencing the 31 day of MARCH, 2005 and terminating on the 31 day of DECEMBER 2012.

                         SIGNATURE OF THE CUSTOMER (INITIALS)(INITIALLED)

               b) INTEREST* WILL BE PAID by us on the date set out below as marked with an X:

                    [_]  in a single payment on the ____ day of _______________

                    - OR -

----------
* The interest rate will be specified in paragraph (c) below.

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                    [_]  on the repayment dates of the principal of the Loan as detailed in sub-paragraph (a) above and marked with an X.

                    - OR -

                    [X] in a total of 32 consecutive installments which will be paid every 3 months on the 31 day of each Gregorian calendar month in which the payment of the interest of the Loan mentioned will occur commencing the 31 day of MARCH, 2005 and terminating on the 31 day of DECEMBER, 2012.

                    - OR -

                    [_]  first payment on ____ day of _________________ (namely
                         ____ months after the date of receiving the Loan) and the remaining payments of principal in _______ equal consecutive installments which will be paid every ______ months on the ___ of each Gregorian calendar month in which payment of such interest on the Loan will be paid - commencing the ____ day of __________________ and terminating on the ____ day of
                         __________________. During the period which will commence on the date of receipt of the Loan and terminate on the first date prescribed for the payment thereof (hereinafter: "the Grace Period"), no payment is required to be paid on account of the outstanding balance of the Loan and/or on account of the interest that has accrued on the Loan except where any of the events enumerated in clause 14 hereof has occurred.

                    For the avoidance of any doubt it is hereby expressly emphasized and declared that during the Grace Period, the interest on the Loan will be posted once every ____ months to the Proceeds Account, and similarly bear interest according to the terms of the Loan. On the first date prescribed for the payment thereof, the balance of the interest posted and which has accrued in the Proceeds Account as stated (according to the calculation and records of the Bank) will be compounded with the principal of the Loan and similarly be called in all respects "the Loan Principal". As from such date onwards the interest will be calculated, repaid and paid by us on the dates prescribed for the payment thereof as set out above.

                               SIGNATURE OF THE CUSTOMER (INITIALS) (INITIALLED)

     2)[_] Repayment of the principal and interest* using the "Spitzer method" tables:

          [_]  the Loan Principal and the interest will be repaid in
               _________________ equal consecutive installments in the sum of
               ______________ in the currency of the Loan - each which include payment of both the principal of the Loan and the interest in respect thereof .

               The above payments will fall every _________________ months on the ____ of each Gregorian calendar month commencing the ____ day of _________________ and terminating the ____ day of
               _________________.

          - or -


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          [_]  payment of the Loan Principal and the interest in respect thereof will commence on the ____ day of __________________ (namely ____ months after the date of receiving the Loan). During the period which will commence on the date of receipt of the Loan and terminate on the first date prescribed for the payment thereof (hereinafter: "the Grace Period"), no payment is required to be paid on account of the outstanding balance of the Loan and/or on account of the interest that has accrued on the Loan except where any of the events enumerated in clause 14 hereof has occurred.

               For the avoidance of any doubt it is hereby expressly emphasized and declared that during the Grace Period, the interest on the Loan will be posted once every ____ months to the Proceeds Account, and similarly bear interest according to the terms of the Loan. On the first date prescribed for the payment thereof, the balance of the interest posted and which has accrued in the Proceeds Account as stated (according to the calculation and records of the Bank) will be compounded with the principal of the Loan and similarly be called in all respects "the Loan Principal". As from such date onwards, the Principal of the Loan and the interest (which will be calculated as stated in sub-paragraph (c) hereof) will be repaid in ____ equal, consecutive installments in the sum of ___________ (________________________) in the currency of the Loan each -
               comprising payment of Principal of the Loan and the interest in respect thereof. The above installments will be paid every ____ months on the ____ of each Gregorian calendar month in which payment of the Principal of the Loan and such interest will fall
               - commencing the ____ day of _________________ and terminating on the ____ day of _________________.


                                SIGNATURE OF THE CUSTOMER (INITIALS) ___________

                - or -

          3)[_] The repayment of the Loan will be as follows:

               a) The interest will be paid by us over _________________ months in _________________ consecutive installments. These installments will be payable monthly on the _________________ of each Gregorian calendar month commencing the ____ day of _________________ and terminating the ____ day of _________________.

               b) The Principal of the Loan and the interest, using the Spitzer method tables, will be repaid in _________________ equal consecutive installments in the sum of NIS. _____________ each. These payments will fall monthly on the
                    _________________ of each Gregorian calendar month.

                SIGNATURE OF THE CUSTOMER (INITIALS) ___________

     c.   INTEREST

          1) The interest rate on the Loan will be as stated below and marked with an X (hereinbefore and hereinafter: "the interest")

               [_] Fixed interest at the rate of ____ % per annum (the nominal interest rate) which is equal, using the annual adjusted interest computation to ____% per annum.

               - or -


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               [_]  Variable interest at 2%, above the LIBOR rate (as
                    hereinafter defined) calculated and adjusted annually as set out below:-

                               SIGNATURE OF THE CUSTOMER (INITIALS) (INITIALLED)

          2)   COMPUTATION AND PAYMENT OF THE INTEREST:

               a)   CALCULATION OF THE INTEREST

                    The interest will be computed on a daily basis in respect of the period commencing from the date of receipt of the Loan until the full and actual payment thereof based on a 360 day year.

               b)   MANNER OF DETERMINING THE LIBOR RATE

                    1) The Bank will determine the LIBOR interest rate in respect of each interest period 2 banking business days prior to the commencement of each respective interest period and each LIBOR interest rate determined by the Bank will apply in respect of the period commencing at the beginning of the respective interest period and continue until the expiration thereof. In this connection, it is emphasized and stated that any change in the LIBOR rate will lead to a corresponding change in the interest rate on the Loan, according to the rate of the change of the LIBOR interest as compared with the rate thereof prior to the change, as calculated by the Bank.

                    2)   DEFINITIONS

                    In this sub-paragraph (b) the following expressions shall bear the meanings set out opposite them:-

                    (a) "THE LONDON INTERBANK OFFERED RATE (LIBOR) means the interest rate determined by the Bank, having regard to the highest interest rate at which Interbank deposits and/or loans in foreign currency are offered in the London Euromarket in a tenor comparable to the interest period as quoted on or about 11.00 a.m. (London time) and published by Reuters Information Service, and, in the absence of such publication by Reuters, the LIBOR rate will be that determined by the Bank having regard to the LIBOR rate, quoted and published by such other information service or entity as will, in the opinion of the Bank, be an appropriate substitute for the Reuters publication. In the absence of such quotation and publication with respect to the LIBOR interest rate, the Bank's own determinations shall be in substitution therefor with respect to all the foregoing matters and will be absolute and final in all respects.

                    With respect to a Loan linked to a basket of currencies - the LIBOR rate shall mean such rate as expresses the weighted average of the LIBOR interest rates (that will be fixed by the Bank as mentioned above) of each of the foreign currencies comprising the basket of currencies based on the number of units of each of the currencies therein - according to the Bank's own conclusive calculation and determinations.


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                    (b)  "INTEREST PERIOD" means a period of _________________
                         months commencing the date of the receipt of the Loan with each interest period commencing upon the expiration of the preceding interest period.

                         SIGNATURE OF THE CUSTOMER (INITIALS) (INITIALLED)

                    (c) "MONTH" means a period commencing on a particular day in any Gregorian calendar month and terminating on the corresponding day of the next succeeding Gregorian calendar month.


                    "MONTHS" mean a period commencing on a particular day in any Gregorian calendar month and expiring on the corresponding day of the Gregorian calendar month in which the respective interest period expires.

                    In this connection it is expressly stated and emphasized that if the corresponding day falls on a day which is not a banking business day, the interest period will expire on the first succeeding banking business day thereafter.

                    If there is no corresponding day in the Gregorian month in which the interest period expires, the interest period will expire on the last banking business day in such Gregorian calendar month.

                    (d) "BANKING BUSINESS DAY" means a day on which banks in London effect transactions between them in deposits and/or loans in foreign currency in the Interbank Euromarket in London.

               3) Without derogating from the generality of that stated in sub-paragraph (1) above, we are aware and agree that the current rate of the variable interest is _____% per annum (being the nominal interest rate) which is equal, when using the annual adjusted interest calculation, to _____% per annum.

                               SIGNATURE OF THE CUSTOMER (INITIALS) (INITIALLED)

     d.   ARREARS INTEREST

          1) Any amount due or becoming due to the Bank hereunder which is not paid by us on the date prescribed for the payment thereof hereunder or which remains unpaid to the Bank following the Bank's first demand, will bear interest on arrears at such variable rate (hereinafter: "ARREARS INTEREST") in respect of the period commencing on the date on which we were due to pay the same until the date of the actual payment thereof, the arrears interest to be calculated on a daily basis in a manner corresponding to the provisions of sub-paragraph (c)(2)(a) above, in accordance with the procedures of the Bank, and be subject to the provisions of any law, the arrears interest to be at the highest rate charged by the Bank from time to time on unauthorized overdrafts in current overdraft accounts in the currency of the Loan, or at the highest rate prevailing in the Bank from time to time on unauthorized overdrafts in current overdraft accounts, according to the currency in which the Proceeds Account is maintained, if it is maintained in a currency other than that of the currency of the Loan.


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          2)   For the avoidance of doubt it is hereby stated that neither the
               Bank's right to arrears interest nor the actual recovery thereof will derogate, suspend or prejudice any remedy and/or relief available to the Bank hereunder or by law or the Bank's right to take any measures at any time whatsoever in order to collect any sum unpaid by us on due date or from continuing to take such steps.

5.   COMMISSIONS AND OTHER PAYMENTS

     a. We hereby undertake to bear the expense of and pay the Bank all costs, charges, commissions (including, but without derogating from the generality of the foregoing, the stamp duty hereof and all penalties in respect of late payment and non-payment of stamp duty on due date) and the commissions relating to the signature and issuance of this instrument and the implementation of the Loan hereunder, pursuant to the procedures customary in the Bank and in accordance with any variation applicable therein from time to time (hereinafter: "COSTS AND COMMISSIONS") including (but without diminishing) we shall pay you also a handling fee and collection charge on the dates and in the amounts set out below:

          1) On the date of the receipt of the Loan we will pay you a handling fee

               a)[_] equal to ___% (_______________ per centum) of the Loan, save that the amount of the handling fee will in no case be less than the minimum amount of the handling fee prescribed from time to time in the Bank's list of charges as appearing in the branches of the Bank. The current rate of the minimum handling fee in the Bank amounts to _______________

                    - OR -

               b)[X] in the sum of NIS. $5,000 (INITIALLED)_______
                    (__________________________________)

          2) On any date prescribed in this instrument for making any repayment of the Loan, we will pay you in respect of such payment a collection charge in the sum of NIS. 4.60

               And also a commission for "RECORDING A TRANSACTION IN THE ACCOUNT", as prescribed from time to time in the Bank's list of charges, which is available in the branches of the Bank. The rate of the commission for recording a transaction in the account as currently existing in the Bank is the amount of NIS 1.21.

          3) We instruct the Bank to debit the Current Account with the amount of the costs and commissions on the date prescribed for the installments according to the conditions hereof, and undertake to ensure that there will be at such time a sufficient credit balance in the Current Account for effecting such debits. The Bank will be entitled to debit any account now or hereafter maintained in our name and/or in the name of any of us, with the amounts that will be required to discharge such costs and commissions, and, to the extent necessary, convert the payment into the currency of the Loan, according to the procedures of the Bank in this regard, according to the selling rate of the currency of the Loan customary in the Bank and prevailing at such time. The Bank will be entitled to debit the Current Account whether it is in credit or overdrawn, or becomes overdrawn as a result of such debit. Where the Account is overdrawn, the amount of the debit will bear interest in accordance with the conditions of the Current Account.

               SIGNATURE OF THE CUSTOMER (INITIALS) (INITIALLED)


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     b.   Without prejudice to the generality of sub-paragraph (a) above, we are aware and agree that the Bank may vary the rate of the collection charge mentioned in sub-paragraph (a)(2) above provided notice to that effect will be sent to us by the Bank two weeks prior to the date of the variation.

     c. In the event of any payments of any kind that we owe or will owe to the Bank under the terms hereof will be paid to or collected by the Bank (whether it is collected from us, from any third party or as a result of the realization of collateral or any of them) on a date which is not the respective date of the payment prescribed for that payment hereunder (whatever the reason, including by way of accelerating all or any part of the Loan), we will then pay to the Bank, immediately upon its first demand, such sum or sums as will compensate and indemnify the Bank for any loss or damage that will be incurred by the Bank as a result of making such payment (in respect of interest differentials until the expiration of the relevant interest period) on the date being other than that prescribed herein, as determined by the Bank.

6.   EFFECTIVE COST

     (TO BE COMPLETED WHERE THE AMOUNT OF THE LOAN TO AN INDIVIDUAL DOES NOT EXCEED NIS. 500,000 AND THE AMOUNT OF THE LOAN THAT IS GRANTED TO PURCHASE OR PLEDGE A RESIDENTIAL APARTMENT, DOES NOT EXCEED NIS 1,000,000).

     We are aware and agree that THE EFFECTIVE COST RATE of the Loan is ____% per annum.

                                SIGNATURE OF THE CUSTOMER (INITIALS) ___________

7.   MANNER OF REPAYING THE LOAN

     The Loan will be repaid by way of debiting the Proceeds Account, as set out below:

     Mark x where appropriate:.

     a)[_] We request that payment of the Principal of the Loan, and payment of the interest thereon be separated as below, and for such purpose please open in our name:

          1) A special proceeds account for repaying the Principal of the Loan ("THE PROCEEDS ACCOUNT (PRINCIPAL)").

          and

          2) A special proceeds account for paying the interest on the Loan ("THE PROCEEDS ACCOUNT (INTEREST)").

               The Proceeds Account (Principal) and the Proceeds Account (Interest), will be jointly and severally called in this document "(the) Proceeds Account".

     - or -

     b)[_] For the purpose of repaying the Loan please open in our name a special proceeds account (in this document called "the Proceeds Account") that will be operated in accordance with the terms hereof, in Israeli currency / foreign currency*.

          1) We hereby instruct the Bank to debit THE PROCEEDS ACCOUNT (as appropriate and as marked above) on the payment date of each installment or of any sum becoming due from us to the Bank under this instrument (hereinafter: "(THE) PAYMENT/S") except for the payment of the costs and commissions set out in sub-paragraph 5(a) above, with the amount required to discharge such installment and convert the payment into the currency of the Loan, and hereby undertake to ensure that there will be a sufficient balance standing to our credit in the Proceeds Account at that time in order to effect the foregoing debits - save that nothing in the foregoing shall derogate from our obligation to discharge any debit balance resulting, if and to the extent it results, in the Proceeds Account, together with arrears interest and all charges incidental to the foregoing.

--------
* Delete as appropriate.

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               Any amount received in the Bank to the credit of the Proceeds
               Account will be applied in repayment of the payments according to the following order: in payment of the interest and only thereafter, in discharging the principal of the Loan - or according to such other order as will be determined by the Bank.

          2) With respect to repayment by way of debiting the Proceeds Account, it is hereby expressly stated and declared that:

               a) Where the alternative has been chosen of debiting a Proceeds Account in the currency of the Loan, we are aware that the debit balance that will accrue in such Proceeds Account (together with arrears interest as mentioned in paragraph 4(d) above and any charges incidental to all of the foregoing), will at all times be in the currency of the Loan.

               b) Where the alternative has been chosen of debiting a Proceeds Account in Israeli currency, we are aware and hereby instruct the Bank to convert the payment into Israeli currency on the date of debiting such Proceeds Account with any payment, according to the procedures of the Bank in this regard, at the selling rate of the currency of the Loan that will be customary in the Bank on the date the conversion is made, plus such commissions and/or levies as will be customary at that time. Any credit balance that will accrue in the Proceeds Account (together with arrears interest as stated in paragraph 4(d) above and/or charges incidental to all the foregoing) will at all times be in Israeli currency.

               c) The Bank will be entitled, at any time, to debit any account that is and/or will be maintained in our name and/or in the name of any us with the amounts required to discharge any debit balance created in the Proceeds Account, or any part thereof and convert to the extent necessary the payment into Israeli currency according to the procedures of the Bank in this regard, according to the selling rate of the currency of the Loan that will be customary in the Bank on the date of making the conversion, plus commissions and levies as will be customary at that time.

               d) The debiting of any account/s with the debit balance amounts mentioned in sub-paragraph (1) above will not be deemed to be payment unless such account/s hold credit balances sufficient to fully cover such payment/s.

               e) The Bank will be entitled to cancel any debit or any part thereof without sufficient cover as mentioned and redebit the Proceeds Account therewith and/or treat the same as an amount which was not paid on the date prescribed for the payment thereof according to the conditions hereof. Where the Bank has elected to leave the debit in the Current Account, such debit will bear interest on the conditions and at the rate that apply to the Account.


                               SIGNATURE OF THE CUSTOMER (INITIALS) (INITIALLED)

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8.   ADDITIONAL COSTS AS A RESULT OF CHANGES IN THE LAW

     a. In the event of a change in any law or statute of any kind in Israel or abroad ("law") and/or in the event of any change in any directives or procedures or instructions of the State of Israel or of the Ministry of Finance and/or of the Bank of Israel and/or any competent authority or in the interpretation by the Bank of the provisions of any such law or directives, procedures or instructions or in the event of new procedures or requirements of any kind being directed to the Bank, directly or indirectly, or to any bodies in the control of the Bank, by the State of Israel or the Ministry of Finance or the Bank of Israel or any competent authority in Israel or abroad, as a result of which:

          1) The Bank's costs (whether direct or indirect) will increase, in connection with the grant of the Loan or continuing to maintain or grant the Loan will increase, as determined by the Bank, including, without derogating from the generality of the foregoing, in connection with the financing thereof or the collateral that have been or will be given to secure the same;

          and/or

          2) In the opinion of the Bank, and at its determination, there will be restrictions or more severe requirements for making financial provisions or there will be imposed upon the Bank taxes, levies, penalties and payments of interest or any other payments in connection with the grant of the Loan or continuing to maintain or grant the Loan, including, but without derogating from the generality of the foregoing, payments in connection with the financing of the Loan or the collateral that have been or will be given to secure the same ("COMPULSORY PAYMENTS") including new or additional obligatory payments;

          and/or

          3) Restrictions or liquidity requirements will be imposed on the Bank or become more severe or stricter requirements made in connection with liquid assets, including, without derogating from the generality of the foregoing, with respect to assets and/or deposits that the Bank is required to hold in connection with the grant of the Loan or continuing to maintain or grant the same;

          and/or

          4) The Bank will become liable to deduct tax at source on the interest in respect of the Loan or on the Bank's financial sources or, inter alia, for financing the Loan;

          and/or

          5) An adverse change occurs in the rate of return on the Bank's equity capital compared with the rate it was expected to obtain on the date of the signature hereof;

     b. Then, and upon the occurrence of any of the cases set out in sub-paragraph (a) above, we undertake to pay the Bank, from time to time, and upon the Bank's first demand, such additional sums at such rate as will, in the opinion of the Bank, indemnify or compensate the Bank, including, but without derogating from the generality of the foregoing, in respect of any additional or new costs, liabilities and expenses or losses and damages, as stated in sub-paragraph (a) above, this being in addition to and without prejudice to our right to prepay the Loan, in accordance with its terms. For the avoidance of any doubt it is clarified that we will bear the payments mentioned above even if we elect to exercise our right to prepay the Loan as aforesaid.

     c. For the avoidance of any doubt it is clarified that all payments will be paid by us to the Bank free and clear of any tax, deduction, levy or compulsory payment, and without set off. In the event of our being required to deduct or pay tax in respect of any payment that is due to the Bank in accordance with the present Application, the amount of the payment to the Bank will be increased so as to ensure that even after making such deduction, the Bank will be left with the net amount required to discharge such payment.

9.   CHANGES IN MARKET CONDITIONS

     a. If, at the discretion of the Bank, and in accordance with its determination, there will be no reasonable possibility of determining the interest rate, for any reason, or any adverse change occurs in the conditions of the Interbank Market with respect to trading in the currency of the Loan, or the Bank will have no reasonable possibility to raise sources of finance in the currency of the Loan in the ordinary course of its business, or it will have no possibility of raising sufficient sources of financing and/or the sources of the financing or the Bank's cost of raising the money will increase, the Bank will be entitled to vary the terms of the Loan in connection with continuing to grant the Loan, including, without derogating from the generality of the foregoing, in regard to determining the interest rate, the interest payment dates, the basis for calculating the interest or substituting the currency of the Loan by another, and like terms, all as will be customary in and acceptable to the Bank at such time, or to call for the early repayment of the entire outstanding balance of the Loan, all as determined by the Bank and subject as provided in sub-paragraph (b) below.

     b. If the Bank decides to exercise its right under sub-paragraph (a) above to vary the terms of the Loan, the Bank will send us 14 days prior notice regarding the change of the terms and the date of their entering into effect.

     c.   1)   If the Bank decides to call for repayment of the Loan as
               mentioned in paragraphs 8, 9 and 10 hereof, 14 days' prior notice in writing to that effect will be sent to us by the Bank.

          2) Such acceleration (early repayment) will be subject to the conditions set out in paragraph 12 hereof.

10.  ILLEGALITY

     a. If, at any time, and according to the determination of the Bank, a change occurs in any law or the directives or procedures or instructions mentioned in paragraph 8 above, in a manner whereby the granting of the Loan to us or continuing to maintain or grant the same will become illegal or impracticable for the Bank, the Bank will be entitled to refuse to grant us the Loan, in whole or in part, and in the event of the Loan or any part thereof having already been granted, the Bank will be entitled to demand the early repayment of the outstanding balance of the Loan.

     b. In the event of any requirement for such early repayment, we undertake to pay the Bank, within 30 days of the date of its first written demand given in accordance with the terms of this paragraph, the full amount of the outstanding balance of the Loan. For the avoidance of any doubt it is clarified that such early repayment will be subject to the conditions set out in paragraph 12 hereof.

11.  COLLATERAL TO REPAY THE LOAN

     All the collateral and securities of whatsoever kind and type which have been or will be given, from time to time, to the Bank by us or by any third party on our behalf will serve as security for the full and punctual repayment of all the sums due and becoming due from us to the Bank in connection with the Loan and under this instrument. We will furnish the Bank, upon demand, additional collateral and securities to the satisfaction of the Bank if, at the discretion of the Bank, and at any time, and from time to time, the collateral and security given to it as above will be insufficient to secure our undertakings hereunder. Such collateral and securities will be continuing securities, independent of one another.

12.  PREPAYMENT

     We will be entitled to prepay, at any time, the full undischarged balance of the Loan (or part thereof), on the conditions set out in the explanatory sheet received by us from the Bank in connection with prepayment, and subject to the satisfactory fulfilment of all the following conditions:

     a) No event will have occurred that constitutes a ground for accelerating the Loan according to the documentation that has been or will be signed by us in favour of the Bank;

     b) The Bank will have received prior notice in writing from us regarding our intention to prepay, such notice to specify the amount we wish to prepay, the notice to be given to the Bank in a manner and upon the conditions set out in the aforementioned explanatory sheet;

     c) We will furnish to the Bank prior to prepayment in the event of prior approval from the Bank of Israel or any other competent authority being required as a condition for effecting prepayment in accordance with our request as set out above.

13. If, in the opinion of the Bank, as a result of such prepayment, the preparation of a new or other repayment schedule for the Loan will be necessary, then and in those circumstances you will furnish us with such new or other repayment schedule, and we will repay the Loan in accordance therewith.

14.  ACCELERATION OF THE LOAN

     The Bank will be entitled, upon the occurrence of any one of the events set out below, and in addition to but without derogating from anything stated in any agreement and/or document which has been or will be signed by us to the Bank in the future, to demand the immediate repayment of the full outstanding balance of the Loan or any part thereof together with the interest and costs and commission that have accrued until such time and which have not been discharged and we will be liable to pay the Bank the amounts specified in the Bank's demand on the date therein specified, the following being the events in question:

     a. If a receivership order is granted against the customers or if the customers have passed a winding-up resolution or have requested a receivership order against them or a winding-up order has been made against them or if they have reached a compromise or settlement with all or any of their creditors or a petition is presented for the granting of such orders or if a stay of proceedings order is granted in relation to the customers or a petition presented for the grant of such an order.

     b. If we fail to pay the Bank any payment on the date prescribed for the payment thereof or in accordance with the Bank's first demand, or if such non-payment is anticipated in the opinion of the Bank.

     c. If we commit a breach of any of our undertakings towards the Bank or such a breach is anticipated in the opinion of the Bank.

     d. If any event or situation occurs which gives cause for accelerated repayment according to the conditions of any undertaking or agreement or document made or signed by us under which we are or may be committed towards the Bank or any third party.

     e. If, in the opinion of the Bank, the collateral and securities that have been granted to you as set out in paragraph 11 above are insufficient to secure all the monies which are or will become due to you from us hereunder and/or by reason of any cause, document, agreement or other commitment or if any event or situation has occurred which could affect the Bank's prospects of being repaid out of the foregoing securities and collateral - all at the discretion of and as determined exclusively by, the Bank. /If a receiving order is granted against the Customers or if the Customers adopt a winding-up resolution or seek a receiving order against them or a winding-up order is issued against them or if they reach a compromise or arrangement with their creditors or any of them, or if a petition is presented to grant any of the foregoing orders or if a stay of proceedings order is granted in relation to them or petition filed for granting such an order.

15.  BUSINESS DAYS

     We are aware that if the Loan Principal or any of the installments or prepayment of the Loan occurs on the Sabbath or on Sunday, or on a day on which the Bank does not transact business in foreign currency, such payment will be made on the first succeeding business day as determined by the Bank.

16.  JURISDICTION AND PROPER LAW

     a. This document will be construed in accordance with and pursuant to the laws of the State of Israel.

     b. (1) The exclusive jurisdiction so far as territorial jurisdiction is concerned is hereby agreed between the parties as being vested solely in accordance with the following, in accordance with the election of the plaintiff:-

               a. Actions which, according to their subject matter and substance must be dealt with by a District Court - will be dealt with by one of the following courts, as elected by the plaintiff:

                    1) the District Court in whose jurisdiction the branch in which the Account (of the customer) to which such action relates is maintained;

                    - OR -

                    2)   The Tel Aviv District Court.

               b. Actions which, according to their subject matter and substance must be dealt with by a Magistrates Court - will be dealt with by one of the following courts, as elected by the plaintiff:

                    1) The Magistrates Court situated in the jurisdiction of the District Court in whose jurisdiction the branch in which the Account (of the customer) to which such action relates is maintained, or the Magistrates Court nearest to such branch;

                    - OR -

                    2)   The Tel Aviv Magistrates Court.

          (2) In instances where the action concerned relates to a number of accounts maintained in different branches for the customer - the jurisdiction will be as elected by the plaintiff in accordance with the possibilities set out in sub-paragraphs (1) (a) or (b) above (including all the options thereof).

     c. Nothing in the foregoing shall derogate from the right of the winning party to conduct execution proceedings in any area which is consistent with the provisions of the Execution Law.

17.  GENERAL

     a. For the avoidance of any doubt the Bank will be entitled to make any technical or operational change in the manner of operating the Account or the Proceeds Account or the Loan Account or in the numbers thereof, provided that this will not serve to detract from the terms of the Loan.

     b. A waiver by the Bank in our favour of any prior breach or non-performance of one or more of the conditions hereof will not be deemed to be as any justification or pretext for a further breach or non-performance of any of the conditions hereof, and the forbearance by the Bank of the exercise of any such right granted to it hereunder or under any of the collateral or security documents or by law will not be construed as a waiver of such right, and any other waiver, compromise or arrangement with the Bank will only be binding on the Bank if it is made in writing.

     c. The Bank may transfer and assign its rights hereunder. We shall not be entitled to transfer and assign our rights and/or obligations hereunder.

     d. The headings to the paragraphs herein are for purposes of reference and do not form part hereof nor do they have any meaning with regard to the interpretation of this instrument and any of the provisions thereof.

     e. If this document has been signed by two or more persons, the provisions contained therein shall be binding upon them jointly and severally.

     f. References herein to the plural shall include the singular and vice-versa; and everything stated herein in the masculine gender, shall also apply to the feminine gender and vice-versa.

     g. Our signature hereto constitutes an acknowledge by us of the receipt thereof.


              IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS:

_______  Tefron Ltd.  /s/    Signed by: 1. ___________________ I.D.____________
Date     Customer's signature and name      (to be completed in the
                                            case of a body corporate)

                                        2. ___________________ I.D.____________


Signed before:        _______________________________________
(for identification   Name and signature of person certifying the signature
purposes only)

THE REST OF THIS FORM (WHICH HAS BEEN LEFT BLANK) HAS NOT BEEN TRANSLATED.

         REPAYMENT SCHEDULE - FOREIGN CURRENCY LOAN AT VARIABLE INTEREST

LOAN ACCOUNT: 010-0841-01-2022511           PROCEEDS ACCOUNT: 0-0940-01-202251

Loan currency             : U.S. dollar
Original loan             :2,910,000.00       Original no. of         : 32       Loan value:                31.12.2004
amount                                        installments
Manner of repaying        :Fixed principal    Frequency of            : 3        Final date                 31.12.2012
principal                                     principal repayment:
Manner of paying          : interest          Interest payment        : 3
interest                  frequency           frequency :
Interest rate             : 4.5600%           LIBOR interest          : 2.5600   Margin %                   0000

Next interest variation   : 31/03/2005        Interest variation      : 3
                                              frequency
Adjusted interest         :4.6386%            Loan term:              : 96 months


Date                         Principal                Interest               Installment amount   New balance
----                         ---------                --------               ------------------   -----------
31/12/2004                                                                                        2,910,000.00
31/03/2005                   90,937.50                33,174.00              124,111.50           2,818,062.50
30/06/2005                   90,937.50                32,494.39              123,431.89           2,728,125.00
30/09/2005                   90,937.50                31,791.75              122,729.25           2,637,187.50
31/12/2005                   90,937.50                30,732.08              121,669.53           2,648,250.00
31/03/2006                   90,937.50                29,027.25              119,964.75           2,455,312.50
30/06/2006                   90,937.50                28,301.57              119,239.07           2,364,375.00
30/09/2006                   90,937.50                27,552.85              118,490.35           2,273,437.50
31/12/2006                   90,937.50                26,493.13              117,430.63           2,182,500.00
31/03/2007                   90,937.50                24,880.50              115,818.00           2,091,562.50
30/06/2007                   90,937.50                24,108.74              115,046.24           2,000,625.00
30/09/2007                   90,937.50                23,313.95              114,251.45           1,909,687.50
31/12/2007                   90,937.50                22,254.23              113,191.73           1,818,750.00
31/03/2008                   90,937.50                20,964.13              111,901.63           1,727,812.50
30/06/2008                   90,937.50                19,915.92              110,853.42           1,636,875.00
30/09/2008                   90,937.50                19,075.05              110,012.55           1,545,937.50
31/12/2008                   90,937.50                18,015.33              108,952.83           1,455,000.00
31/03/2009                   90,937.50                16,587.00              107,524.50           1,364.062.50
30/06/2009                   90,937.50                15,728.09              106,660.59           1,273,125.00
30/09/2009                   90,937.50                14,836.15              105,773.65           1,182,187.50
31/12/2009                   90,937.50                13,776.43              104,713.93           1,091,250.00
31/03/2010                   90,937.50                12,440.26              103,377.75           1,000,312.50
30/06/2010                   90,937.50                11,580.27              102,467.77             909,375.00
30/09/2010                   90,937.50                10,597.28              101,534.75             818,437.50
31/12/2010                   90,937.50                 9,537.53              100,475.03             727,500.00
31/03/2011                   90,937.50                 8,298.50               99,231.00             636,562.50
30/06/2011                   90,937.50                 7,337.44               98,274.94             545,625,00
30/09/2011                   90,937.50                 6,358.35               97,295.85             454,687.50
31/12/2011                   90,937.50                 5,298.63               96,236.13             363,750.00
31/03/2012                   90,937.50                 4,192.83               95,130.33             272,812.50
30/06/2012                   90,937.50                 3,144.62               94,082.12             181,875.00
30/09/2012                   90,937.50                 2,119.45               93,085.95              90,937.50
31/12/2012                   90,937.50                 1,059.73               91,997.23                   0.00

Total                     2,910,000.00               554,927.34            3,464,927.34

On each principal payment date, a collection charge will be made of             NIS. 4.60
Collection fees according to the representative rate of exchange of 4.308000    US$ 1.07

This commission will vary from time to time as publicized by the Bank.
Documentation commission at the time of advancing the loan                      NIS. 19,998.45


Documentation commission according to the representative rate of exchange of
4.308000                                                                        US$ 4,609.00


By way of debiting proceeds/current account no. 010-0968-1-072036 according to an agreed sum.

Further costs in respect of the loan:                                           NIS. 1,469.03

Further expenses according to representative rate of exchange of 4.308000       US$ 341.00

In respect of crediting the loan proceeds account and at the time of repaying the loan principal, a "transaction entry" commission will be charged, as prescribed by the Bank from time to time, according to the Bank's standard list of charges. The rate thereof at present is ?.25.


                                       2